ATLAS, PEARLMAN, TROP & BORKSON, P.A.
                     200 East Las Olas Boulevard, Suite 1900
                         Fort Lauderdale, Florida 33301



                                  June 28, 199




Bio-Aqua Systems, Inc.
1900 Glades Road, Suite 351
Boca Raton, Florida 33434

         Re: Registration Statement on Form SB-2; Bio-Aqua Systems, Inc. (the "Company").

Gentlemen:

         This opinion is submitted pursuant to the applicable rules of the Securities and Exchange Commission with respect to the registration by the Company of 1,400,000 shares of Class A Common Stock, $.0001 par value ("Class A Common Stock") including up to 210,000 shares of Class A Common Stock issuable in connection with the Underwriters' over-allotment option, and 1,400,000 Redeemable Common Stock Purchase Warrants (the "Warrants") to purchase shares of Class A Common Stock at $6.25 per share to be sold by the Company including up to 210,000 Warrants issuable in connection with the Underwriters' over-allotment option.

         In connection therewith, we have examined and relied upon original, certified, conformed, photostat or other copies of (i) the Articles of Incorporation and Bylaws of the Company; (ii) resolutions of the Board of Directors of the Company authorizing the offering and the issuance of the Common Stock, the Warrants, and the shares of Common Stock underlying the Warrants, and related matters; (iii) the Registration Statement and the exhibits thereto; and
(iv) such other matters of law as we have deemed necessary for the expression of the opinion herein contained. In all such examinations, we have assumed the genuineness of all signatures on original documents, and the conformity to originals or certified documents of all copies submitted to us as conformed, photostat or other copies. In passing upon certain corporate records and documents of the Company, we have necessarily assumed the correctness and completeness of the statements made or included therein by the Company, and we express no opinion thereon. As to the various questions of fact material to this opinion, we have relied, to the extent we deemed reasonably appropriate, upon representations or certificates of officers or directors of the Company and upon documents, records and instruments furnished to us by the Company, without independently checking or verifying the accuracy of such documents, records and instruments.

Bio-Aqua Systems, Inc.
June 28, 1999
Page 2



         Based upon the foregoing, we are of the opinion that the Common Stock, the Warrants, and the shares of Common Stock underlying the Warrants have been duly and validly authorized. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to use our name under the caption "Legal Matters" in the prospectus comprising part of the Registration Statement. In giving such consent, we do not thereby admit that we are included in with the category of persons whose consent is required under Section 7 of the Act or the rules and regulations promulgated thereunder.

                                      Sincerely,

                                      /s/ ATLAS, PEARLMAN, TROP & BORKSON, P.A.
                                      -----------------------------------------
                                      ATLAS, PEARLMAN, TROP & BORKSON, P.A.